Exhibit 5.1

FULBRIGHT & JAWORSKI L.L.P.

1301 MCKINNEY, SUITE 5100

HOUSTON, TEXAS 77010-3095

TELEPHONE: (713) 651-5151

FAX: (713) 651-5246

February 27, 2008

Enbridge Energy Partners, L.P.
1100 Louisiana Street, Suite 3300
Houston, Texas 77002

Ladies and Gentlemen:

We have acted as counsel to Enbridge Energy Partners, L.P., a Delaware limited partnership (the “Partnership”), in connection with the proposed offering by the Partnership of up to 4,600,000 of the Partnership’s Class A Common Units (the “Units”).  We refer to the registration statement on Form S-3 (Registration No. 333-131076) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) by the Partnership on January 17, 2006, including the base prospectus contained therein, and the prospectus supplement (the “Prospectus Supplement”) filed with the Commission on February 27, 2008, relating to the offering of the Units.

As counsel to the Partnership, we have examined such corporate records, documents and questions of law as we have deemed necessary or appropriate for the purposes of this opinion.  In such examinations, we have assumed the genuineness of signatures and the conformity to the originals of the documents supplied to us as copies.  As to various questions of fact material to this opinion, we have relied upon statements and certificates of officers and representatives of the Partnership.  Without limiting the foregoing, we have examined the Underwriting Agreement, dated February 27, 2008 (the “Underwriting Agreement”), by and among the Partnership and Citigroup Global Markets Inc., Morgan Stanley & Co. Incorporated, and Wachovia Capital Markets, LLC (collectively, the “Underwriters”).

Based upon the foregoing, and subject to the limitations, qualifications, assumptions and exceptions stated herein, we are of the opinion that the Units have been duly authorized by the Partnership for issuance, and the Partnership has full partnership power and authority to issue, sell and deliver the Units and, when issued and delivered to and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement, the Units will be validly issued, fully paid and nonassessable.

The opinions expressed herein are limited exclusively to the General Corporation Law of the State of Delaware, the Delaware Revised Uniform Limited Partnership Act, the Delaware Limited Liability Company Act and the applicable provisions of the Delaware constitution and reported decisions concerning such laws, the laws of the State of Texas, the laws of the State of New York and the federal laws of the United States of America, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the references to us under “Legal Matters” in the Prospectus Supplement.

Very truly yours,

/s/ FULBRIGHT & JAWORSKI L.L.P.

Fulbright & Jaworski L.L.P.